UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 24, 2006
United Components, Inc.
(Exact name of registrant as specified in its chapter)

Delaware	333-107219	04-3759857

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14601 Highway 41 North
Evansville, Indiana 47725
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (812) 867-4156
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
On April 24, 2006, the Company announced that it will close its Mexican filter manufacturing plant and transfer production to its Albion, Illinois filter manufacturing facility. The Mexican plant is expected to be closed by the end of the third quarter of 2006. In 2005, the Mexican facility produced approximately 13% of the Company’s filters.
In the first quarter of 2006, the Company incurred $0.4 million of professional fees and other costs related to this consolidation.
In the second quarter of 2006, the Company will record an additional pretax loss of approximately $6.2 million related to closing the Mexican facility and consolidating operations in Illinois. This loss includes approximately $2.0 million of severance payments, a $1.9 million non-cash write-down of land and building to estimated net realizable value, $1.3 million of non-cash equipment write-offs and $1.0 million of other cash costs. The Company will not recognize tax benefits on approximately $4.4 million of these losses because realization of such benefits is not probable. In connection with this consolidation, the Company will spend approximately $1.3 million for capital expenditures.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 26th day of April, 2006.

UNITED COMPONENTS, INC.
By:	/s/ Charles T. Dickson
	Name:	Charles T. Dickson
	Title:	Chief Financial Officer